Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Year End 2020 Results

Irvine, CA, March 11, 2021 -- Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the “Company”) announces its financial results for the quarter and year ended December 31, 2020.

For the fourth quarter of 2020, the Company reported a net (loss) of $(2.2) million, or $(0.10) per diluted common share, and core earnings of $3.3 million, or $0.16 per diluted common share, as compared to a net (loss) of $(677) thousand, or $(0.03) per diluted common share, and core earnings of $1.8 million, or $0.08 per diluted common share, for the fourth quarter of 2019.

For the year ended December 31, 2020, the Company reported a net (loss) of $(88.2) million, or $(4.15) per diluted common share, and core earnings (loss) of $(58.7) million, or $(2.76) per diluted common share, as compared to a net (loss) of $(7.9) million, or $(0.38) per diluted common share, and core earnings of $15.8 million, or $0.75 per diluted common share, for the year ended December 31, 2019.

At December 31, 2020, unrestricted cash balances increased to $54.2 million from $24.7 million at December 31, 2019. Unrestricted cash balances increased primarily due a decrease in warehouse haircuts (difference between loan balance funded and amount advanced by warehouse lenders).

Core earnings (loss) is not considered an accounting principle generally accepted in the United States of America (“non-GAAP”). Core earnings (loss) is a financial measurement that is calculated by adjusting generally accepted accounting principles (“GAAP”), operating income to exclude certain non-cash items, such as fair value adjustments and mark-to-market of mortgage servicing rights (“MSRs”), and non-recurring expenses. The Company believes core earnings (loss) more accurately reflects the Company’s current business operations of mortgage originations. Core earnings (loss) adjusts GAAP operating income by excluding non-cash items that fluctuate due to market rates, inputs or assumptions rather than management’s determination of fundamental operating income (loss) that reflects the Company’s current business operations. See the discussion and reconciliation of non-GAAP core earnings (loss) further below under “Non-GAAP Financial Measures.”

Results of Operations	For the Three Months Ended			For the Year Ended
(in thousands, except share data)	December 31,	September 30,	December 31,	December 31,	December 31,
(unaudited)	2020	2020	2019	2020	2019
Revenues:
Gain on sale of loans, net	$21,455	$19,261	$26,072	$14,004	$98,830
Servicing (expense) fees, net	(131)	(125)	2,973	3,603	12,943
(Loss) gain on mortgage servicing rights, net	(1,624)	(133)	353	(28,509)	(24,911)
Real estate services fees, net	294	332	753	1,312	3,287
Other	3	143	220	1,498	479
Total revenues (losses)	19,997	19,478	30,371	(8,092)	90,628
Expenses:
Personnel expense	13,255	11,186	18,005	52,880	65,191
Business promotion	552	104	3,091	3,859	9,319
General, administrative and other	6,116	4,828	6,284	24,534	22,410
Total expenses	19,923	16,118	27,380	81,273	96,920
Operating earnings (loss):	74	3,360	2,991	(89,365)	(6,292)
Other income (expense):
Net interest income	708	720	2,501	5,137	9,330
Change in fair value of long-term debt	(1,802)	(1,127)	(2,388)	1,899	(1,429)
Change in fair value of net trust assets	(1,092)	(1,349)	(3,964)	(5,688)	(9,831)
Total other (expense) income	(2,186)	(1,756)	(3,851)	1,348	(1,930)
(Loss) earnings before income taxes	(2,112)	1,604	(860)	(88,017)	(8,222)
Income tax expense (benefit)	78	4	(183)	133	(245)
Net (loss) earnings	$(2,190)	$1,600	$(677)	$(88,150)	$(7,977)
Other comprehensive (loss) earnings:
Change in fair value of mortgage-backed securities	—	—	(121)	—	—
Change in fair value of instrument specific credit risk	505	362	474	(20)	909
Total comprehensive (loss) earnings	$(1,685)	$1,962	$(324)	$(88,170)	$(7,068)

Diluted weighted average common shares	21,255	21,256	21,220	21,251	21,189
Diluted (loss) earnings per share	$(0.10)	$0.08	$(0.03)	$(4.15)	$(0.38)

Our financial results for the year ended December 31, 2020 were significantly impacted by the effects of the pandemic, which ultimately led to the previously disclosed temporary suspension of our lending activities during the second quarter of 2020. Net loss for the year ended December 31, 2020, increased to $88.2 million primarily due to a significant loss on sale of loans, net in the first quarter of 2020, as well as mark-to-market decreases in fair value of our MSRs, as a result of the significant decline in interest rates as a result of the pandemic. The $84.8 million decrease in gain on sale of loans, net was primarily due to the remarking of our NonQM position in the first quarter of 2020, as a result of substantial widening of spreads on credit assets and a reduction in available liquidity to finance credit assets, due to potential pandemic related payment delinquencies and forbearances, causing a severe decline in the values assigned by investors and counterparties for our NonQM position. In addition to the remarking of our NonQM position, which decreased margins to 51 basis points (bps) as compared to 217 bps in 2019, the decrease in gain on sale of loans, net in 2020 was also partially due to origination volumes decreasing to $2.7 billion as compared to $4.5 billion in originations in 2019, as a result of our temporary suspension of lending activities during the second quarter of 2020. Other (expense) income increased as compared to 2019 due to a decrease in loss on change in fair value of net trust assets, including REO trust losses and a decrease in fair value on our long-term debt, partially offset by a decrease in net interest spread as a result of the current interest rate environment.

Total expenses decreased by $15.6 million, or 16%, to $81.3 million for the year ended December 31, 2020 compared to $96.9 million for the comparable period 2019. Personnel expense decreased $12.3 million to $52.9 million for the year ended December 31, 2020 as compared to the same period in 2019. The decrease is primarily related to the temporary pause in lending during the second quarter of 2020, which decreased originations and related employee commission expense during the year ended December 31, 2020, as compared to the comparable period in 2019, partially offset by the aforementioned furlough during the second quarter of 2020. Although personnel expense decreased during the year ended December 31, 2020, it increased to 192 bps of fundings as compared to 143 bps for the comparable 2019 period. The increase is the result of competition for talent, which has continued to be a binding constraint not only for us, but we believe also industry wide. As a result of the temporary pause in lending, and resulting furlough during the second quarter of 2020, average headcount decreased 25% for the year ended December 31, 2020 as compared to the same period in 2019.

Business promotion expense decreased $5.4 million to $3.9 million for the year ended December 31, 2020 compared to $9.3 million for the comparable period in 2019. Business promotion decreased as a result of the aforementioned temporary pause in lending during the second quarter of 2020. As we have reengaged lending, business promotion expense has remained low as compared to prior periods as a result of the current interest rate environment which requires significantly less business promotion to source leads. We intend to continue to source leads through digital campaigns, which allow for a more cost effective approach, increasing the ability to be more price and product competitive to more specific target geographies.

General, administrative and other expenses increased to $24.5 million for the year ended December 31, 2020 compared to $22.4 million for the same period in 2019. The increase was partially related to a $1.4 million increase in premiums associated with the corporate-owned life insurance trusts we consolidated in the first quarter of 2020 as compared to 2019. The increase in general, administrative and other expenses was also due to a $1.5 million increase in legal and professional fees due to settlements of various wage and hour matters, ongoing litigation, as well as exploring alternative exit strategies for our NonQM loan portfolio held-for-sale during the year ended December 31, 2020. Additionally, occupancy expense increased $115 thousand primarily due to right of use (ROU) asset impairment as well as additional leased space as compared to 2019. In August 2019, we entered into an agreement to lease additional office space in our corporate office to accommodate the staffing increase during the third quarter of 2019. During the first quarter of 2020, as a result of the pandemic and subsequent reduction in lending activities, we consolidated one floor of our corporate office and recognized ROU asset impairment of $393 thousand for the additional space leased in August 2019. Offsetting these increases in expenses outlined above was a reduction in all other general, administrative and other expenses as a result of the reduction in origination volume due to our temporary pause in lending as compared to the same period in 2019.

Origination Data
(in millions)
Total Originations	Q4 2020	Q3 2020	% Change	Q4 2019	% Change
Retail	$753.3	$412.3	83%	$1,231.5	-39%
Correspondent	$0.0	$0.0	0%	$59.0	-100%
Wholesale	$56.7	$6.2	815%	$219.1	-74%
Total Originations	$810.0	$418.5	94%	$1,509.6	-46%

	YE 2020	YE 2019	% Change
Retail Originations	$2,477.5	$3,505.7	-29%
Correspondent Originations	$54.4	$226.8	-76%
Wholesale Originations	$215.0	$816.3	-74%
Total Originations	$2,746.9	$4,548.8	-40%

During the year ended 2020, total originations decreased 40% to $2.7 billion as compared to $4.5 billion in 2019. Retail originations represented the largest channel of originations with 90%, or $2.5 billion, of total originations in 2020. For the fourth quarter of 2020, our total originations increased to $810.0 million, a 94% increase, as compared to $418.5 million for the third quarter of 2020, but a 46% decrease, as compared to $1.5 billion for the fourth quarter of 2019.

The overall reduction in originations as compared to 2019 was the result of our temporary suspension of lending activities during the second quarter of 2020, due to uncertainty caused by the COVID-19 pandemic, which decreased our maximum origination capacity in the third and fourth quarters as a result of our reduced headcount and inability to adequately replace lost headcount as a result of market competition for talent.

We announced previously, after our temporary pause in lending during the second quarter of 2020, that we re-engaged lending activities on June 4, 2020, while continuing to maintain a defensive posture initially focusing on government sponsored enterprises (GSEs), Federal Housing Administration (FHA) and Veterans Affairs (VA) and originating with tighter underwriting guidelines, we reentered the Non-Agency jumbo and NonQM market in the fourth quarter of 2020.

We entered 2020 building on the strong momentum gained over the past year repositioning the Company and focusing on our core NonQM lending business. During the first quarter of 2020, prior to the disruption caused by the pandemic, we originated $261.6 million in NonQM loans and were on pace to exceed our fourth quarter 2019 NonQM originations. As financial markets became dislocated in March 2020, spreads widened substantially on credit assets due to potential COVID-19 pandemic related payment delinquencies and forbearances, causing a severe decline in the values assigned by investors and counterparties for NonQM assets. As a result, we ceased originating NonQM loans in the beginning of April 2020 as the decline in value increased the cost and liquidity to finance the product, reduced the ability to finance additional NonQM loans with lenders as well as diminished stable capital markets distribution exits. In the fourth quarter of 2020, we re-engaged lending in the NonQM market.

We continue to believe there is an underserved mortgage market for borrowers with good credit who may not meet the qualified mortgage (QM) guidelines set out by the Consumer Financial Protection Bureau. The third quarter of 2020 saw the re-emergence of the NonQM market including capital markets distribution exits for the product. In the fourth quarter of 2020, we re-engaged lending in the NonQM market. The re-emergence of the NonQM market has been defined by products that fit within a much tighter credit box, which is where our NonQM originations have been historically. We believe the quality, consistency and performance of our loans has been demonstrated through the previous issuance of four securitizations since 2018. All four securitizations were 100% backed by Impac NonQM collateral with the senior tranches receiving AAA ratings. In 2020, our NonQM originations had a weighted average Fair Isaac Company credit score (FICO) of 730 and a weighted average LTV ratio of 68%. In 2019, our NonQM originations had a weighted average FICO of 731 and a weighted average LTV of 70%.

At December 31 2020, the mortgage servicing portfolio decreased to $30.5 million as compared to $4.9 billion at December 31, 2019. The decrease in the mortgage servicing portfolio was primarily due to the sale of $4.2 billion in UPB of Freddie Mac and GNMA MSRs in the second and third quarters of 2020. Throughout 2019 and 2020, we have selectively retained mortgage servicing as well as increased whole loan sales on a servicing released basis to investors. In addition to the servicing sales in 2020, as a result of retaining a smaller portion of servicing on loans sold to third parties the runoff of the portfolio has exceeded the servicing retained.

The servicing portfolio generated net servicing fees of $3.6 million for the year ended December 31, 2020, a 72% decrease over the net servicing fees of $12.9 million for the year ended December 31, 2019, as a result of the aforementioned servicing sales as well as a portfolio runoff caused by the decrease in mortgage interest rates which began in 2019. The sale of MSRs during 2020, will result in net servicing expense going forward as a result of a small balance servicing portfolio as well as interim servicing costs.

At December 31, 2020, cash increased to $54.2 million from $24.7 million at December 31, 2019. Cash balances increased primarily due to a decrease in warehouse haircuts (difference between loan balance funded and amount advanced by warehouse lenders). Offsetting the increase in cash was the payment of operating expenses, pay-down of $5.0 million in principal of the Convertible Notes as well as unencumbered loans funded with our cash.

Summary Balance Sheet	December 31,	December 31,
(in thousands, except per share data)	2020	2019
ASSETS
Cash	$54,150	$24,666
Mortgage loans held-for-sale	164,422	782,143
Mortgage servicing rights	339	41,470
Securitized mortgage trust assets	2,103,269	2,634,746
Other assets	47,126	63,254
Total assets	$2,369,306	$3,546,279

LIABILITIES & STOCKHOLDERS' EQUITY
Warehouse borrowings	$151,932	$701,563
Debt	64,413	70,430
Securitized mortgage trust liabilities	2,086,557	2,619,210
Other liabilities	50,753	50,839
Total liabilities	2,353,655	3,442,042
Total equity	15,651	104,237
Total liabilities and stockholders’ equity	$2,369,306	$3,546,279

Book value per share	$0.74	$4.90
Tangible Book value per share	$0.74	$4.90

Mr. George A. Mangiaracina, Chairman and CEO of Impac Mortgage Holdings, Inc., stated, “2020 presented the Company with extraordinary challenges, the result of unprecedented credit and interest rate shocks and global market dislocations in the first and second quarters of the year. We returned to profitability from a core earnings perspective in the third and fourth quarters thanks to the commitment of our valued employees and sponsorship of our capital partners and board of directors. The Company continues to originate through our consumer direct and third party origination channels and is well positioned to take advantage of future opportunities as the Agency and alternative credit markets evolve. Finally, we would note that November 20th, 2020, marked the 25th anniversary of our initial public offering, a tribute to the Company’s resiliency to navigate numerous macro-economic and geo-political events.”

Non-GAAP Financial Measures

This release contains core earnings (loss) and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods. Core earnings (loss) and core earnings (loss) per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted earnings per share (EPS) prepared in accordance with GAAP.

Net earnings (loss) includes certain fair value adjustments and mark-to-market of MSRs, which are non-cash items, and non-recurring expense that are not related to current operating results. Core earnings (loss), is considered a non-GAAP financial measurement. Although we are required by GAAP to record these fair value adjustments and mark-to-market values, management believes core earnings (loss) is more useful to discuss the ongoing and future operations of the Company because by excluding non-cash items that fluctuate due to market rates, inputs or assumptions, this financial metric reflects the Company’s current business operations of mortgage originations. The tables below provide a reconciliation of non-GAAP core earnings (loss) and per share non-GAAP core earnings (loss) to GAAP net earnings (loss):

	For the Three Months Ended			For the Year Ended
Core Earnings (Loss)	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands, except per share data)	2020	2020	2019	2020	2019
Net (loss) earnings before tax:	$(2,112)	$1,604	$(860)	$(88,017)	$(8,222)

Change in fair value of mortgage servicing rights	1,621	115	(3,691)	24,229	12,161
Change in fair value of long-term debt	1,802	1,127	2,388	(1,899)	1,429
Change in fair value of net trust assets, including trust REO gains	1,092	1,349	3,964	5,688	9,831
Legal settlements and professional fees, for legacy matters	750	—	—	750	50
Legacy corporate-owned life insurance	150	251	—	577	—
Severance	—	—	—	—	539
Core earnings (loss) before tax	$3,303	$4,446	$1,801	$(58,672)	$15,788

Diluted weighted average common shares	21,255	21,256	21,220	21,251	21,189
Diluted core earnings (loss) per common share before tax	$0.16	$0.21	$0.08	$(2.76)	$0.75

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands, except per share data)	2020	2020	2019	2020	2019
Diluted (loss) earnings per common share	$(0.10)	$0.08	$(0.03)	$(4.15)	$(0.38)
Adjustments:
Income tax benefit	—	—	(0.01)	0.01	(0.01)
Change in fair value of mortgage servicing rights	0.08	0.01	(0.18)	1.14	0.58
Change in fair value of long-term debt	0.08	0.05	0.11	(0.09)	0.07
Change in fair value of net trust assets, including trust REO gains	0.05	0.06	0.19	0.26	0.46
Legal settlements and professional fees, for legacy matters	0.04	—	—	0.04	—
Legacy corporate-owned life insurance	0.01	0.01	—	0.03	—
Severance	—	—	—	—	0.03
Diluted core earnings (loss) per common share before tax	$0.16	$0.21	$0.08	$(2.76)	$0.75

Conference Call

The Company will hold a conference call on March 11, 2021, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session. To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com. Investors may participate in the conference call by dialing (844) 406-9449 conference ID number 6551116, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company's web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”” appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following: impact on the U.S. economy and financial markets due to the outbreak of the novel coronavirus, and any adverse impact or disruption to the Company’s operations; successful development, marketing, sale and financing of new and existing financial products, including NonQM products; ability to successfully re-engage in lending activities; ability to successfully sell loans to third-party investors; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; performance of third-party sub-servicers; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity and satisfy financial covenants; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology including cyber risk and data security risk; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise; the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome of any claims we are subject to, including any settlements of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations; the effects of any acquisitions or dispositions of assets we may make; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q we file with the Securities and Exchange Commission and in particular the discussion of “Risk Factors” therein. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements except as required by law.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and real estate solutions that address the challenges of today’s economic environment. Impac’s operations include mortgage lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, Chief Administrative Officer at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com or www.impaccompanies.com